Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Karen Litzler
512-472-3515

Jennifer Tweeton
713-970-2100

SEITEL, INC. RECEIVES A MERGER PROPOSAL

FROM VALUEACT CAPITAL AT $3.65 PER SHARE

HOUSTON, August 28, 2006 – Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, announced today that Seitel’s Board of Directors has received a proposal from ValueAct Capital to acquire all of the outstanding shares of Seitel, Inc. that it does not already own at a price of $3.65 per share in cash. ValueAct Capital currently owns beneficially approximately 39% of Seitel’s outstanding shares on a fully diluted basis and has been a supportive shareholder in the Company since 2004. A copy of the text of the letter is set forth below.

Seitel’s Board of Directors had previously formed a Special Committee of independent directors to consider strategic options, and had engaged William Blair & Company, LLC as its independent financial advisor and Bracewell & Giuliani LLP as its independent legal counsel to assist it in its work. The Board has referred the ValueAct Capital proposal to that committee for consideration.

The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has just received the proposal and no decisions have been made by the Board of Directors with respect to the Company’s response to the proposal. There can be no assurance that any agreement will be executed or that any transaction will be approved or consummated.

“August 27, 2006

Mr. Fred S. Zeidman

Chairman of the Board

Seitel, Inc.

10811 S. Westview Circle Drive

Building C, Suite 100

Houston, TX 77043

Dear Fred,

ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) is pleased to submit to the Board of Directors of Seitel, Inc. (the “Company”) an offer to acquire by merger 100% of the outstanding equity interests that it does not already own for $3.65 per share in cash. We intend to finance the transaction with a combination of an additional equity investment from ValueAct Capital and third-party debt financing to be underwritten by a group of investment banks.

As a result of our existing sizable minority investment and two board seats, ValueAct Capital is thoroughly knowledgeable about the business and its prospects and maintains a good relationship with Seitel’s management team. We believe this familiarity uniquely positions us to complete the transaction expeditiously and should provide great certainty of completion to the Seitel Inc. board of directors.

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We are prepared to commence negotiations on a definitive agreement immediately, with a view to executing such agreement within three weeks. Our financing sources are also ready to commence their due diligence with a view to providing full debt financing commitments within such three week period.

Our proposed merger agreement would include customary fiduciary protections, such as permitting the Company to solicit superior alternative transactions for a period of 21 days after execution of the merger agreement (the “Go Shop Period”) and, at any time prior to shareholder approval of the transaction, to terminate our merger agreement to accept a superior proposal. If the Company terminates our merger agreement to accept a superior proposal that was received during the Go Shop Period, the Company would be required to pay a break up fee equal to only 1% of the transaction value, plus reimbursement of actual expenses. If the Company terminates our merger agreement to accept a superior proposal received after the Go Shop Period, the Company would be required to pay a break up fee of 3% of the transaction value, plus reimbursement of actual expenses. Under this arrangement, the Company will be able to guarantee a high premium value for the Company without foreclosing the possibility of obtaining an even greater value from a third party.

ValueAct Capital does not require any limited partner, shareholder or board approvals to consummate the transaction. Investment decisions are made by the members of our general partner. We would not anticipate any issues with receiving any regulatory approvals required to complete this transaction.

Of course, no binding obligation shall arise with respect to the proposal or any transaction unless and until definitive documentation has been appropriately approved, executed and delivered by the parties.

Sincerely,

ValueAct Capital Master Fund, L.P.

By its General Partner, VA Partners, LLC

/s/ Peter H. Kamin
Peter H. Kamin Managing Member”

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel’s strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 35,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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